UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ 08807
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b), (c), (e) On December 18, 2012, we notified our Chief Medical Officer, Dr. Mark A. Klausner, that we will not renew his employment agreement, as amended, which terminates on February 28, 2013. On December 21, 2012, our Board of Directors appointed Dr. Antony E. Pfaffle, our director since February 2007, as Acting Chief Scientific Officer, effective January 1, 2013. Dr. Pfaffle also will continue as our director and will earn $200 per hour for his services as Acting Chief Scientific Officer.

Dr. Pfaffle, age 49, has been an Advisory Medical Director for ParagonRx International LLC, a subsidiary of inVentive Health, Inc., specializing in drug and device risk evaluation and mitigation, since 2012. He has been Director of Healthcare Research at Bearing Circle Capital, L.P., an investment fund, since 2007. Dr. Pfaffle was a Managing Director at Paramount BioCapital, Inc. and Senior Vice-President of Business Development at Paramount BioSciences, LLC from 2005 to 2007. Dr. Pfaffle was a principal and founder of Black Diamond Research, LLC, an investment research company, from 2001 to 2005. Dr. Pfaffle is an internist who practiced nephrology at New York Hospital-Weill Cornell Medical Center, Lenox Hill Hospital and Memorial Sloan-Kettering Cancer Center. Dr. Pfaffle received his M.D. from New York Medical College in 1989.

On December 21, 2012, our Board also appointed Randy Milby, our Chief Operating Officer since May 2012, as Chief Executive Officer, effective January 1, 2013. At that time, Mr. Milby’s responsibilities as Chief Operating Officer will terminate.

Prior to joining us, Mr. Milby, age 59, served as Global Business Director, Applied Biosciences and held other management positions at E. I. du Pont de Nemours and Company from 1999 through 2010. Since 2010, Mr. Milby also has served as Managing Director of WaterStone Bridge, LLC, a healthcare consulting services firm which he co-founded. From 1998 through 1999, Mr. Milby was a healthcare analyst at The Goldman Sachs Group, Inc. Mr. Milby received his R.Ph from the University of Kansas and his MBA from Washington University in St. Louis.

To reflect Mr. Milby’s Chief Executive Officer position, we amended our consulting agreement dated May 14, 2012, as amended by addendum on October 31, 2012 with MW Bridges LLC (of which Mr. Milby is Managing Partner). The amendment extends Mr. Milby’s term with us to June 30, 2013 and provides that either we or Mr. Milby can terminate the consulting agreement upon thirty days prior written notice. Mr. Milby’s compensation arrangements remain unchanged. The foregoing description of Mr. Milby’s consulting agreement is qualified in its entirety by reference to the consulting agreement, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2012.

On December 21, 2012, our Board appointed Richard M. Cohen, our Executive Chairman since September 2011, Interim Chief Executive Officer since November 2011, Interim Chief Financial Officer since May 2012, and director since December 2009, as Chief Financial Officer, effective January 1, 2013. Mr. Cohen will continue to serve as our Executive Chairman and director. He will earn $7,500 per month for his services as Chief Financial Officer and, during that time, has agreed to forgo any fees payable to him as director.

Mr. Cohen, age 61, has served as Managing Director of Novation Capital, LLC, which purchases and securitizes settlement assets, since 2002. He also was Chief Financial Officer of Dune Energy, Inc., an oil and gas exploration and production company, from 2003 to 2005. Since 2006, Mr. Cohen has been a member of the Board of Directors and Chairman of the Audit Committee of Helix BioMedix, Inc. Mr. Cohen holds a CPA from the State of New York, an MBA from Stanford University, and a B.S. from the Wharton School of the University of Pennsylvania.

There are no family relationships between Dr. Pfaffle, Mr. Milby or Mr. Cohen and any other director or executive officer of ours or any person nominated or chosen by us to become a director or executive officer of ours. There are no transactions with us in which Dr. Pfaffle, Mr. Milby or Mr. Cohen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated December 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.
Date: December 24, 2012
/s/ Richard M. Cohen
	Name:	Richard M. Cohen
	Title:	Interim Chief Executive Officer and
Interim Chief Financial Officer